SECOND AMENDMENT TO THE
ETF CUSTODY AGREEMENT
THIS SECOND AMENDMENT (this “Amendment”) to the ETF Custody Agreement dated as of August 29, 2022, as amended (the “Agreement”), is made and entered into by and between FUNDX INVESTMENT TRUST, a Delaware statutory trust, (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).
RECITALS
WHEREAS, the parties have entered into an Agreement; and
WHEREAS, the parties desire to amend Exhibit A of the Agreement to add FundX Global Equity ETF and FundX Future Fund Opportunities ETF; and
WHEREAS, Article XV, Section 15.02 of the Custody Agreement allows for its amendment by a written instrument executed by the parties and authorized or approved by the Board of Trustees.
    NOW, THEREFORE, the parties agree as follows:
Exhibit A of the Custody Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
    IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

FUNDX INVESTMENT TRUST        U.S. BANK NATIONAL ASSOCIATION

By: ___/s/ Jeffrey Smith______________    By: ____/s/ Gregory Farley______________
Name: Jeffrey Smith________________    Name: _Gregory Farley________________
Title: _President___________________    Title: __Sr. Vice President______________
Date: _5/30/2024___________________    Date: __May 31, 2024__________________

EXHIBIT A
to the Custody Agreement
Separate Series of Fund X Investment Trust
Name of Series
FundX ETF
FundX Aggressive ETF
FundX Conservative ETF
FundX Flexible ETF
FundX Global Equity ETF
FundX Future Fund Opportunities ETF

2